Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Appoints Daniel McHenry as Chief Financial Officer

Current CFO Rickel to Retire After 15 Years of Service

HOUSTON, June 1, 2020 - Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the appointment of Daniel McHenry as Chief Financial Officer (CFO) effective August 15, 2020.  He will replace long time Group 1 CFO John Rickel, who has elected to retire from the company at the end of this year after almost 15 years of service.

McHenry has served as Group 1’s UK Finance Director since 2007.  He is a native of Belfast, Northern Ireland and holds a Bachelors degree in Economics from Queens University Belfast and a Masters degree in Accounting and Management Science from Southampton University.  Additionally, he is a member of the Association of Chartered and Certified Accountants in the UK.  Mr. McHenry joined Group 1 in 2007 as part of the acquisition of Chandlers BMW in southern England, Group 1’s first venture in the UK.  Prior to entering the auto retail business, McHenry had five years of experience with KPMG in the UK.

Group 1 CEO Earl Hesterberg commented, “Working with Daniel directly over the past 12 years I have witnessed firsthand his passion for the retail automotive business.  He has been responsible for the creation of our back-office systems, processes and financial controls, as we have grown our UK operations from three dealerships in 2007 to 50 dealerships today.  His familiarity with our company, people and processes makes him the perfect candidate to step into this important role.”

Current Group 1 CFO John Rickel came to Group 1 in December 2005 after a 21-year career at Ford Motor Company.  At Ford, Rickel held a variety of key positions including the roles of CFO of Ford of Europe and CFO of the Americas.  Group 1 Chairman of the Board Steve Quinn stated, “John has been a driving force in the growth and development of Group 1.  His international experience and extensive knowledge of processes and controls have been invaluable to Group 1 over the past decade and a half.”

Hesterberg added, “We could not have asked for a better person to establish the infrastructure and systems for a fast-growing international auto retailer over these years.  All of us, especially myself, owe John a great deal of gratitude for his accomplishments at Group 1.  He will be sorely missed.”

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com